Filed pursuant to Rule 433
Registration Statement No. 333-151501
March 4, 2010
United Mexican States
Final Terms and Conditions
5.125% Global Notes due 2020

Issuer:	United Mexican States

Transaction:	Re-opening of 5.125% Global Notes due 2020

Issue Currency:	U.S. dollars

Issue Size:	U.S. $1,000,000,000 (brings total size to U.S. $2,000,000,000)

Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody’s/Standard & Poor’s/Fitch)

Maturity Date:	January 15, 2020

Pricing Date:	March 4, 2010

Settlement Date:	March 11, 2010 (T+5). It is expected that delivery of the Notes will be made against payment therefor on the fifth day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next business days should consult their own advisors.

Coupon:	5.125%

Re-offer price:	100.956% , plus accrued interest from January 15, 2010

Yield:	5.00%

Interest Payment Dates:	January 15 and July 15 of each year, commencing July 15, 2010

Fungibility:	The Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 5.125% Global Notes due 2020 (CUSIP No. 91086QAY4, ISIN US91086QAY44)

Optional Redemption:	Make-Whole Call at Treasuries + 20 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)

Denominations:	U.S. $2,000 and integral multiples thereof

Day Count:	30/360

Underwriters Discount:	0.25%

Listing:	Luxembourg Stock Exchange — Euro MTF Market Luxembourg

CUSIP/ISIN:	91086QAY4 / US91086QAY44

Joint Bookrunners /Allocation:	J.P. Morgan Securities Inc. (50%) Morgan Stanley & Co. Incorporated (50%)

A prospectus supplement and prospectus of Mexico, each dated July 18, 2008, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http: //www.sec.gov/Archives/edgar/data/101368/000095012308008057/y60062b2e424b2.htm. A pricing supplement for the 2020 Notes dated January 11, 2010 is available from the Securities and Exchange Commission’s website at http: //www.sec.gov/Archives/edgar/data/101368/000095012310002318/c94612e424b2.htm.
Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2008 is available from the Securities and Exchange Commission’s website at http: //www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167e18vk.htm; http: //www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167exv99wd.htm; and http: //www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167exv99we.htm.
Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2008, including each of Mexico’s recent developments sections, are available from the Securities and Exchange Commission’s website at http: //www.sec.gov/Archives/edgar/data/101368/000095012310001508/c94535e18vkza.htm and http: //www.sec.gov/Archives/edgar/data/101368/000095012310001508/c94535exv1.htm for Amendment No. 1 filed with the Commission on January 11, 2010, http: //www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730e18vkza.htm; http: //www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv1.htm; http: //www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv2.htm; http: //www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv3.htm; and http: //www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv4.htm for Amendment No. 2 filed with the Commission on January 19, 2010 and http: //www.sec.gov/Archives/edgar/data/101368/000095012310020843/c97319e18vkza.htm and http: //www.sec.gov/Archives/edgar/data/101368/000095012310020843/c97319exv1.htm for Amendment No. 3 filed with the Commission on March 4, 2010.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at toll-free 1-866-2874 or Morgan Stanley & Co. Incorporated at toll-free 1-866-718-1649.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.